Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports First Quarter Results

•                  Record quarterly gross and net sales in non-proprietary channel – net sales already at 86% of full-year 2004 level

•                  Ivy Funds ranked 8th fastest growing firm in 2004 based on change in assets under management

•                  Net outflows in Advisors channel decline sequentially on lower redemptions

•                  Sales per advisor improves 6% from fourth quarter levels

Overland Park, KS, April 26, 2005 – Waddell & Reed Financial, Inc. (NYSE: WDR) reported first quarter net income of $22.8 million, or $0.28 per diluted share, compared to $25.7 million, or $0.31 per diluted share in the fourth quarter of 2004 and net income of $27.9 million, or $0.34 per diluted share in last year’s comparable period.

Overall gross and net mutual fund sales, combining our Advisors and non-proprietary distribution, were $1.2 billion and $157 million, respectively.  This compares with gross and net mutual fund sales of $1.0 billion and ($80) million and $1.0 billion and ($166) million in the fourth quarter and first quarter of 2004, respectively.  “While we obviously are not satisfied with our overall results for the quarter, we are encouraged with our progress in capturing organic growth in our mutual funds,” said Keith A. Tucker, Chairman and Chief Executive Officer of Waddell & Reed Financial, Inc.

Channel Discussion

Wholesale channel

Within the Wholesale channel, our non-proprietary distribution efforts continue to post impressive sales results as we near the second anniversary of this endeavor.  During the first quarter, gross mutual fund sales, at $611 million, were up 33% compared to last year’s fourth quarter and 84% compared to the same period a year ago.  Net sales in the current quarter, at $309 million, were 86% of total net sales for the entire 2004 calendar year.

Advisors channel

The first quarter contained positive indicators that our Advisors channel has begun to show signs of improvement.  Sales per advisor improved 6% from December 2004 levels while sales per advisors with 2 years or more of tenure improved 8%.  Net sales in the channel, although still negative, have improved significantly for the past two quarters and were at their best level since the first quarter of 2002.  Additionally, headcount attrition for advisors who did not meet minimum productivity requirements was significantly lower compared to the same period in 2004.  Although these improvements are promising, management realizes that it must make additional changes to revitalize this channel.

Significant leadership changes in our Advisors channel were implemented during the first quarter.  We appointed Steven Anderson as National Sales Manager and Bradley Hofmeister as Associate National Sales Manager.  Messrs. Anderson and Hofmeister, both former Regional Vice Presidents, have been with Waddell & Reed for 10 and 19 years, respectively.  Throughout their careers, each has established a proven track record in sales management.  In conjunction with these appointments, Thomas Butch, Senior Vice President and Chief Marketing Officer of Waddell & Reed Financial, Inc., has assumed executive responsibility for all retail sales, adding proprietary distribution to his existing responsibilities for marketing and non-proprietary sales.

“Tom has led our successful efforts in non-proprietary distribution channels,” said Keith A. Tucker, Chairman and Chief Executive Officer of Waddell & Reed Financial, Inc.  “We believe that he and the new sales management team will bring a high level of focus and sales acumen to our Advisors channel.”

To provide our stockholders and the investment community with greater clarity, we have expanded our disclosure of sales and assets under management in the Wholesale channel to breakout “Non-Proprietary” (including Legend) and “Institutional.”

Management Fee Revenues

On a sequential quarter basis, management fees increased at a slightly lower rate than average assets under management due to an additional two days in the fourth quarter of 2004.  Comparing the current quarter to last year’s comparable period, management fees increased on higher average assets under management, as well as a slight improvement in the management fee rate.  We continue to experience improvements in the overall management fee rate due to mix shift in sales between the Advisors and Ivy fund families.  A number of Ivy Funds, with slightly higher management fee rates due to their lack of scale, are experiencing strong sales.  For the quarters ended March 2005, December 2004 and March 2004, the overall management fee rate was 67.2 basis points, 66.9 basis points and 65.5 basis points, respectively.

Investment Product Sales (1)

Advisors Channel

($ thousands)

	1Q 05	1Q 04%		4Q 04%
Front-load sales	$402,556	$458,456	-12.2%	$391,438	2.8%
Deferred-load sales	57,702	69,920	- 17.5%	60,215	-4.2%
Allocation product sales (no-load) (2)	8,405	—	nm	7,097	18.4%
Total	$468,663	$528,376	- 11.3%	$458,750	2.2%

(1) Investment product sales exclude sales at net asset value, Class Y sales, and sales of money market funds.  Sales load is included.

(2) Includes Strategic Portfolio Allocation (“SPA”) and Model Allocation Portfolio (“MAP”) products.

Underwriting and Distribution

See the attached table on page 7 for details of underwriting and distribution revenues and expenses.

Underwriting and Distribution Revenues

On a sequential quarter basis, a substantial portion of the decline in revenues is attributable to our Advisors channel; specifically, lower insurance sales volume and, to a lesser extent, lower financial planning fees.  Offsetting the above-mentioned decline in revenues was a slight increase from Ivy Funds sales, as well as sales by Legend advisors.

Comparing the current quarter to last year’s first quarter, the decline in revenues is entirely attributable to our Advisors channel through a combination of lower front-load sales, insurance commissions and asset allocation fees.  Higher financial planning fee revenues in this channel partially offset the above-mentioned decline.  Higher revenues from Ivy Funds sales through our non-proprietary distribution efforts further offset the overall decline in revenues.

Underwriting and Distribution Expenses

Expenses remained flat on a sequential quarter basis as a number of variances offset each other.  In our Advisors channel, lower insurance commissions and lower financial planning fees were partially offset by higher indirect costs from our wholesaling efforts in that channel, as well as higher traveling and meeting expenses.  In the Wholesale channel, expenses rose due to higher non-proprietary sales.  Although expenses rose in this channel on higher sales volume, it is important to remember that we will benefit from revenues in the form of management fees earned in the future.

Compared to last year’s first quarter, the increase in expenses is due entirely to our non-proprietary distribution.  Sales commission expenses increased with higher sales volume and indirect increased due to wholesaling activities.  Lower expenses from our Advisors channel partially offset higher expenses in our Wholesale channel; particularly, direct expenses declined due to lower front-load sales, insurance commissions and asset allocation fees.

Other Operating Items

Compensation and related costs increased compared to last year’s first quarter largely due to headcount growth and annual salary increases.

Equity compensation increased compared to last year’s first quarter due to additional restricted stock grants in April 2004.  Separately, we issued 1,107,533 shares of restricted stock on April 2, 2005 at a market value of $19.75 per share.  As with previous equity grants, the value of these shares will be expensed on a straight-line basis over the next four years.

General and administrative expenses increased compared to last year’s fourth quarter due in large part to legal expenses.  Compared to last year’s first quarter, the increase is due to compliance costs associated with the Sarbanes-Oxley Act, facilities and information technology.

The sequential quarterly and year-over-year increase in subadvisory expenses is primarily due to strong sales and asset growth in some of our subadvised funds.  Approximately 47% of total retail mutual fund sales – including our Advisors and non-proprietary distribution efforts – were of funds managed by subadvisors.  Additionally, significant exchange activity is occurring into our subadvised funds from our Waddell & Reed managed funds.

Other Income (Expense)

Investment and other income decreased on a sequential quarter basis due to depreciation on trading securities related to our deferred compensation plans and lower dividends earned on mutual fund holdings during the period.  Compared to the same quarter last year, the increase is primarily due to a realized gain from the sale of available-for-sale mutual fund investments, which was partially offset by losses on trading securities.

Interest expense increased from last year’s first quarter due to a combination of higher average short-term borrowings and rates on money market loans, and a decrease in the benefit from the interest rate swap on our senior notes compared to last year’s first quarter.

Tax Rate

The effective tax rate for the quarter was 36.5% compared to 33.6% and 35.5% for the fourth quarter and the first quarter of 2004, respectively.  The lower effective tax rate in the fourth quarter was due to an evaluation of various federal and state income tax matters, while the lower effective tax rate in the first quarter of 2004 was due to a favorable resolution of certain prior year tax liabilities.

Balance Sheet Information

As of March 31, 2005

•                  Cash balance of $82.6 million ($20.3 million held for the exclusive benefit of customers in compliance with federal securities industry regulations).

•                  Investment securities of $115.2 million.

•                  Included in cash and investment securities is $99.8 million are restricted or pledged as collateral pending the outcome of legal matters.

•                  Short-term debt outstanding of $225.1 million (includes $201.1 million in senior notes due January 2006).

•                  Shareholders’ equity of $225.4 million.

•                  Shares outstanding were 82.5 million.

•                  Stock repurchased during the quarter of 292,600 common shares at an aggregate cost, including commissions, of $6.0 million

Schedule of Selected Operating Data

Included in the following Schedules of Selected Operating Data is a representation of cash earnings and cash operating margin.

We believe providing our results on an adjusted basis, by excluding non-cash items such as equity compensation, promotes comparability to the operating results of other companies who may use options and have elected not to expense their cost.  A reconciliation from GAAP is provided at the bottom of the schedule.

WADDELL & REED FINANCIAL, INC.

Schedule of Selected Operating Data

(Amounts in thousands except for per share data)

	Three Months Ended				Three Months Ended
	March 31,		Change		December 31,	Change
	2005	2004	$	%	2004	$	%
Operating Revenues:
Investment management fees	$63,582	$60,296	3,286	5.4	$62,504	1,078	1.7
Underwriting & distribution fees	47,081	49,803	(2,722)	-5.5	48,475	(1,394)	-2.9
Shareholder service fees	19,810	18,967	843	4.4	19,333	477	2.5
Total operating revenues	130,473	129,066	1,407	1.1	130,312	161	0.1

Operating Expenses:
Underwriting and distribution:	54,025	51,759	2,266	4.4	53,549	476	0.9
Compensation and related costs	19,819	18,252	1,567	8.6	19,577	242	1.2
Equity Compensation	2,790	1,240	1,550	125.0	2,872	(82)	-2.9
General and administrative	10,234	9,487	747	7.9	9,399	835	8.9
Subadvisory	3,521	1,181	2,340	198.1	2,774	747	26.9
Depreciation	2,376	2,228	148	6.6	2,313	63	2.7
Total operating expense	92,765	84,147	8,618	10.2	90,484	2,281	2.5

Other Income (Expense):
Investment & other income	1,364	604	760	125.8	2,037	(673)	-33.0
Interest expense	(3,254)	(2,310)	(944)	-40.9	(3,230)	(24)	-0.7

Income before taxes	35,818	43,213	(7,395)	-17.1	38,635	(2,817)	-7.3

Provision for taxes	13,068	15,332	(2,264)	-14.8	12,974	94	0.7

Net income	$22,750	$27,881	(5,131)	-18.4	$25,661	(2,911)	-11.3

Cash earnings (1)	$24,527	$28,672	(4,145)	-14.5	$27,490	(2,963)	-10.8

Net income per share - diluted	$0.28	$0.34		-17.6	$0.31		-9.7
Cash earnings per share - diluted (1)	$0.30	$0.35		-14.3	$0.33		-9.1

Weighted average number of shares outstanding - diluted	82,105	82,245			82,090

Cash operating margin (1)	31.0%	35.8%			32.8%
Waddell & Reed Advisors U&D margin (2)	-6.4%	3.9%			-1.6%

(1)       Reconciliation from GAAP provided below

(2)       Excludes our wholesale underwriting and distribution activities

GAAP net income	$22,750	$27,881	$25,661
Add back equity compensation (post-tax)	1,777	791	1,829
Cash earnings	$24,527	$28,672	$27,490

GAAP net income per share (diluted)	$0.28	$0.34	$0.31
Add back equity compensation (post-tax)	0.02	0.01	0.02
Cash earnings per share (diluted) *	$0.30	$0.35	$0.33

GAAP operating margin	28.9%	34.8%	30.6%
Add back equity compensation	2.1%	1.0%	2.2%
Cash operating margin *	31.0%	35.8%	32.8%

* Column may not add due to rounding

WADDELL & REED FINANCIAL, INC.

Changes in Assets Under Management

For the quarter ended

(Amounts in millions)

		Wholesale Channel
	Advisors Channel	Non-Proprietary	Institutional	Total
March 31, 2005
Beginning Assets	$25,297	$4,702	$8,659	$38,658

Sales	582	611	238	1,431
Redemptions	(734)	(302)	(506)	(1,542)
Net Sales	(152)	309	(268)	(111)

Net Exchanges and Adjustments	(17)	14	0	(3)
Reinvested Dividends and Capital Gains	39	1	33	73
Net Flows	(130)	324	(235)	(41)

Market Appreciation	(246)	(4)	(182)	(432)
Ending Assets	$24,921	$5,022	$8,242	$38,185

March 31, 2004
Beginning Assets	$24,337	$3,805	$8,431	$36,573

Sales	637	332	299	1,268
Redemptions	(897)	(238)	(433)	(1,568)
Net Sales	(260)	94	(134)	(300)

Net Exchanges and Adjustments	(50)	48	0	(2)
Reinvested Dividends and Capital Gains	38	2	32	72
Net Flows	(272)	144	(102)	(230)

Market Appreciation	211	99	7	317
Ending Assets	$24,276	$4,048	$8,336	$36,660

December 31, 2004
Beginning Assets	$23,484	$4,124	$7,995	$35,603

Sales	555	460	275	1,290
Redemptions	(813)	(282)	(372)	(1,467)
Net Sales	(258)	178	(97)	(177)

Net Exchanges and Adjustments	(15)	(24)	36	(3)
Reinvested Dividends and Capital Gains	75	8	48	131
Net Flows	(198)	162	(13)	(49)

Market Appreciation/(Depreciation)	2,011	416	677	3,104
Ending Assets	$25,297	$4,702	$8,659	$38,658

WADDELL & REED FINANCIAL, INC.

Underwriting and Distribution

For the quarter ended

(Amounts in thousands)

	Advisors	Non-Proprietary	Legend	Total
March 31, 2005
Revenues	$34,627	$1,628	$10,826	$47,081

Expenses
Direct	21,498	4,316	7,054	32,868
Indirect	15,338	3,099	2,720	21,157
Total Expenses	$36,836	$7,415	$9,774	$54,025

Net U&D	$(2,209)	$(5,787)	$1,052	$(6,944)

Margin	-6.4%		9.7%

	Advisors	Non-Proprietary	Legend	Total
March 31, 2004
Revenues	$39,203	$600	$10,000	$49,803

Expenses
Direct	24,065	2,313	6,779	33,157
Indirect	13,609	2,662	2,331	18,602
Total Expenses	$37,674	$4,975	$9,110	$51,759

Net U&D	$1,529	$(4,375)	$890	$(1,956)

Margin	3.9%		8.9%

	Advisors	Non-Proprietary	Legend	Total
December 31, 2004
Revenues	$36,673	$1,263	$10,539	$48,475

Expenses
Direct	23,248	3,268	7,150	33,666
Indirect	14,020	3,125	2,738	19,883
Total Expenses	$37,268	$6,393	$9,888	$53,549

Net U&D	$(595)	$(5,130)	$651	$(5,074)

Margin	-1.6%		6.2%

WADDELL & REED FINANCIAL, INC.

Supplemental Information

Other Items

	1Q 05	1Q 04	% change	4Q 04	% change
Redemption rates - long-term assets
Advisors	9.6%	11.2%		10.9%
Non-Proprietary	24.8%	23.3%		24.2%
Institutional	24.2%	20.5%		17.8%
Total	14.8%	14.7%		14.1%

Sales per advisor (000s) (1)
Total	189	202	-6.4%	178	6.2%
2+ Years	286	309	-7.4%	264	8.3%
0 to 2 Years	57	61	-6.6%	45	26.7%

Gross production per advisor (000s) (2)	12.9	14.3	-9.8%	13.2	-2.3%

Number of advisors (3)	2,454	2,497	-1.7%	2,623	-6.4%

Number of shareholder accounts (000s)	2,483	2,348	5.8%	2,423	2.5%

(1) Average commissionable sales per Waddell & Reed Advisor

(2) Average gross commission generated per Waddell & Reed Advisor

(3) Excludes Legend retirement advisors

Lipper Ranking

	1 Year	3 Years	5 Years
Percentage of funds
Equity Funds
Top Quartile	58%	43%	42%
Top Half	76%	74%	74%

All Funds
Top Quartile	48%	34%	36%
Top Half	67%	68%	67%

MorningStar Ranking
	Overall	3 Years	5 Years

Percentage of funds with 4 or 5 stars
Equity Funds	36%	33%	39%
All Funds	29%	25%	31%

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live webcast of our earnings release conference call today, April 26, 2005 at 10:00 a.m. Eastern.  During this call, Keith A. Tucker, Chairman and CEO, will review our first quarter results.  Live access to the teleconference will be available on the “Corporate” section of our website at www.waddell.com.  A webcast replay will be made available shortly after the call through May 2nd.

Website Resources

We invite you to visit the “Corporate” section of our website at www.waddell.com under the caption “Data Tables” to review supplemental information schedules on asset flows and average assets under management & management fee rates.

Contacts

Investor Contact:

Nicole McIntosh, Investor Relations Manager, (913) 236-1880, nmcintosh@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Such differences could be caused by a number of factors including, but not limited to, a risk that the expected benefits from the expansion of our distribution channels may not be as beneficial as anticipated, unexpected and adverse results of litigation or regulation, acts of terrorism and/or war, less favorable economic and market conditions including our cost to finance the Company, the risk that the intended results of our changes to long-term incentive compensation may not meet our expectations, and other risks as set out in the reports we have filed with the SEC.  Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.